Exhibit 10.1

30 April 2025

Jean Marc Galvez

OFFER OF EMPLOYMENT

Dear Jean Marc,

On behalf of Amcor Group GmbH (“Amcor”) I am delighted to confirm your appointment to the position indicated below pursuant to the terms and conditions of this employment offer letter agreement (this “Agreement”).

Effective Date: As you know, Amcor plc has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Berry Global Group, Inc. (“Berry”), and certain other parties thereto, pursuant to which, among other things, Berry will become a wholly owned subsidiary of Amcor plc (together with the other transactions contemplated in the Merger Agreement, the “Transaction”). This Agreement will become effective as of the closing date of the Transaction (the “Closing Date”). For the avoidance of doubt, if the Transaction is not consummated and the Closing Date does not occur for any or no reason, this Agreement shall be null and void ab initio.

Position: You will be employed by Amcor as Division President, Global Containers and Closures reporting to me and be based in Zurich, Switzerland, effective from the Closing Date. Further, Amcor acknowledges that you will retain your level of seniority in your new role as Division President, Global Containers and Closures, and your service credit with Berry and its affiliates will count towards your service with Amcor for all purposes of your agreements and benefits with Amcor.

Salary: Your base salary will be CHF 880,000 annually, which will be paid in accordance with Amcor’s standard payroll practices. Your salary will be reviewed annually on a date selected by Amcor. Salaries may be increased (but not decreased) at Amcor’s sole discretion to take into account company performance, your individual performance, and market and industry conditions. Amcor is not obliged to increase your salary as a result of any review.

Management Incentive Plan (MIP): Commencing with fiscal year 2026 (starting July 1, 2025), you will be eligible to participate in an annual cash bonus plan (as may be in effect from time to time, the “MIP”), pursuant to which you will be eligible to earn an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus opportunity equal to 100% of your base salary, and with the actual Annual Bonus ranging from 0% to 200% based on performance targets as determined by Amcor in its sole discretion. Under the terms of the MIP as currently in effect, any payment of Annual Bonus is subject to you being employed with Amcor on the date of payment as well as you not having received or given notice of termination of your employment and remaining in good standing as of such date. The terms of the MIP are described in the relevant governing documents and may be modified by Amcor from time to time in its sole discretion. For the avoidance of doubt, from the Closing Date through the end of the applicable performance period, you will continue to participate in and be eligible for payment under the Berry annual bonus arrangement in which you were participating as of the Closing Date in accordance with the terms and conditions of such arrangement, with performance calculated as of immediately prior to the Closing Date by the Berry Compensation Committee.

Long-Term Incentive Plan (LTIP): Commencing with fiscal year 2026 (starting July 1, 2025), you will be eligible to participate in a long-term incentive plan (as may be in effect from time to time, the “LTIP”), pursuant to which you will be eligible to receive an award annually consisting of Performance Shares (“PSUs”), Restricted Stock Units (“RSUs”) and/or Stock Options (with the instruments used and their mix to be determined by Amcor, at its discretion) in Amcor plc (collectively, the “Award”). The Award will be made with respect to a number of shares of Amcor plc based on a grant date fair value (as determined by Amcor) currently targeted at 300% of your base salary. Vesting of the Award is subject to your continued employment with Amcor as well as you not having received or given notice of termination of your employment and remaining in good standing as of the applicable vesting date. For the avoidance of doubt, the terms and conditions of all awards granted under the LTIP will be set forth in the applicable governing documents and grant agreement (each to be separately provided to you), and will be governed entirely by those documents, and any award hereunder shall be subject to the ultimate approval of Amcor plc’s Board of Directors. You and Amcor acknowledge that your prior service with Berry and its affiliates makes you eligible for “Retirement” (as such term is defined in your equity incentive award agreements with Berry and its affiliates) for purposes of your existing equity awards that are outstanding as of immediately following the Closing Date.

Benefits: You will become part of Amcor’s pension fund schemes in Switzerland as currently in place, which encompasses at least the mandatory insurance coverage under the Federal Pension Plan Act of June 25, 1998. Details of the Pension Plan(s) including employer and employee contribution rates can be assessed through HR. In addition, Amcor provides contribution for the following benefits: cover for disability, death, accident, sickness, unemployment, maternity and military service. Additionally, you will receive support with respect to your personal tax status, reporting and filings from KPMG, until such time that Amcor transitions such services to Ernst & Young (the “Tax Services”), which such firm will thereafter provide support to you with respect to your personal tax status, reporting and filings. Amcor shall bear all costs associated with the provision of the Tax Services.

Company Car: You will be eligible to receive a company car or car allowance in accordance with the rules of the Amcor Car Program. You will be responsible for any personal income tax obligations arising on this allowance.

Vacation: You will be eligible for vacation consistent with the policy at your primary work location.

Holidays: You will observe and be paid for holidays recognized at your primary work location.

Housing support: You will receive an allowance of CHF 12,000 per month, paid net of tax. This is a location-based benefit and is not applicable to other Amcor locations, should you relocate in the future.

Relocation: You will be provided with support to relocate to Switzerland. Additional details are provided in Attachment 2.

Minimum Shareholding Policy with Respect to New Equity Awards: You will be required to retain any shares delivered to you from grants made to you after the Closing Date under Amcor plc’s equity incentive programs in order to build and maintain a holding of Amcor plc shares that is equivalent to three (3) times your base salary; provided, however, that you will have no obligation to retain shares sold, netted or otherwise disposed of by you to fund tax obligations.

Tax Matters, Withholding: Unless otherwise noted, all forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Compliance with Policies: As a condition of your employment, Amcor expects you to comply with all Amcor standards, policies and procedures (as amended from time to time) including, but not limited to, anti-bribery and corruption, behavioural standards and governance, competition compliance, code of conduct and ethics, health and safety, use of confidential information, intellectual property, share trading, privacy and other policies. These policies will be made available to you through the intranet.

Restrictive Covenants: As a condition of your employment and participation in various incentive plans, you will be asked to sign the Employee Confidentiality, Loyalty, Non-Compete and Invention Agreement attached hereto (the “Restrictive Covenants Agreement”).

Termination: You may terminate your employment by giving not less than six (6) months’ written notice, unless Amcor agrees to accept a shorter period of notice (although no payment will be made to you on account of any period waived).

Amcor may terminate your employment at any time, with or without notice or Cause (as defined below). However, in the event your employment is terminated by Amcor other than (i) for Cause, (ii) following your permanent disability or (iii) following your death, you will be eligible to participate in Amcor’s Severance Plan and receive a severance payment equivalent to 12 months’ base salary (the “New Severance Benefit”). The New Severance Benefit is also made in satisfaction of any statutory notice payments that Amcor may be required to make. Any severance will be payable in monthly installments (Amcor may, at is discretion, pay as a lump sum in lieu of installments) subject to your execution of a general release of claims in favor of Amcor that does not waive any rights to severance or indemnification or modify your restrictive covenant obligations to Amcor and such other standard form exit documents as Amcor may reasonably request and your compliance with the terms of this offer letter and any obligations under Amcor’s Severance Plan.

For purposes of this Agreement, “Cause” means any of the following: (i) your willful or persistent failure to perform the essential duties of your position that is not cured to the satisfaction of Amcor within 10 days after the Amcor’s written notice to you specifying the failure; (ii) your material breach of any non-competition agreement, non-solicitation agreement, or confidentiality agreement entered into by you with, or for the benefit of, any member of the Company Group (as defined below); (iii) your refusal to abide by or comply with the reasonable corporate policies or procedures of Amcor and/or Amcor plc as provided to you in writing; (iv) your willful dishonesty or misconduct with respect to the business and/or affairs of Amcor; or (v) your indictment for, conviction of, or a plea of no contest to, a felony or any other crime involving moral turpitude brought against you, which in the reasonable judgment of Amcor impairs your ability to perform the duties of your position and/or brings Amcor into disrepute.

For purposes of this Agreement, “Company Group” means Amcor and its direct or indirect parent corporations and any of their respective subsidiaries and affiliates (including Berry).

Notwithstanding any other provision of this Agreement, if your employment with the Company Group is terminated (i) for any reason within the three-month period following the Closing Date or (ii) by the Company Group without Cause on or prior to the first anniversary of the Closing Date (each, a “Qualifying Termination”), you will be eligible to receive the severance benefits set forth in the Senior Executive Employment Contract, dated as of September 30, 2015, by and between PGI Specialty Materials, Inc. and you, together with an International Assignment Letter dated as of December 18, 2016, the Suspension Agreement, dated as of April 18, 2023, by and between Berry Global, Inc. and you, the Services Agreement, dated as of April 19, 2023, by and between Zeller Plastik Espana S.L.U. and you, and the Suspension Agreement, dated as of October 14, 2024, by and between Berry Global Group, Inc. and you (collectively, the “Prior Agreement”), in accordance with the terms and conditions thereof. Further under such circumstances, all equity and equity-based awards held by you with respect to Amcor or its affiliates (including all awards that were with respect to Berry prior to the Closing Date) that are outstanding and unvested as of immediately following the Closing Date shall vest upon such termination of employment as if you had resigned for Good Reason or been terminated by the Company Group without Cause (as any such terms or similar terms are used or defined in the applicable award agreements) on such termination date, and taking into account your “Retirement” (as such term is defined in your equity incentive award agreements with Berry and its affiliates), and shall remain eligible to be exercised and shall settle, as applicable, in accordance with the applicable award agreements and plan. If you experience a Qualifying Termination, you will be entitled to the severance benefits set forth in the Prior Agreement, but not the New Severance Benefit.

Assignment: You will not assign any rights, or delegate or subcontract any obligations, under this Agreement. Amcor may freely assign this Agreement and its rights and obligations under this Agreement at any time to any parent, aﬃliate or successor or purchaser of substantially all of its assets without your consent.

Entire Agreement; Amendment: Except as specifically contemplated herein, this Agreement (together with the Restrictive Covenants Agreement and any other attachments hereto) constitutes the entire agreement by you and Amcor with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between you and any member of the Company Group with respect to the subject matter hereof, whether written or oral; provided, that, this Agreement does not supersede the Prior Agreement with respect to severance rights and any provisions therein necessary for the interpretation and administration of such severance rights. This Agreement may not be amended without your consent. For the avoidance of doubt, you are not waiving any rights or benefits under this Agreement by executing (i) the Termination of Services Agreement by and between you and ZELLER PLASTIK ESPAÑA, S.L., (ii) the Mutual Agreement of Termination by and between you and Amcor Group GmbH, and (iii) the Resignation Letter by and between you and ZELLER PLASTIK ESPAÑA, S.L.

Counterparts: This Agreement may be executed in counterparts. Each part will be deemed an original and be fully binding and legally operative on the signing party. A copy, facsimile, and/or electronic copy of either party’s signature shall have the same meaning and effect as an original signature.

[Signature page follows]

Please complete the offer acknowledgement and acceptance below and return it along with a signed copy of the attached Employee Confidentiality Agreement to me within three (3) business days following the Closing Date.

Yours sincerely,

Peter Konieczny

Chief Executive Officer

For and on behalf of Amcor

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OFFER ACKNOWLEDGEMENT AND ACCEPTANCE

I, Jean Marc Galvez, hereby acknowledge receipt of this Agreement (including the Restrictive Covenants Agreement and any other attachments referenced therein) and accept the position of Division President, Containers and Closures with Amcor. By signing this Agreement below, I accept this offer of employment from Amcor, on the terms and subject to the conditions set forth in this Agreement.

/s/ Jean Marc Galvez	April 30, 2025
Signature	Date

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